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                                    EXHIBIT j

                          INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of Baillie Gifford International Equity Fund:

We consent to the use of our report dated February 28, 2002, with respect to the statement of assets and liabilities for Baillie Gifford International Equity Fund as of December 31, 2001, and the related statements of operations changes in net assets and the financial highlights for the period then ended incorporated herein by reference and title references to our firm under the headings "Independent Accountants" in the Private Placement Memorandum and "Investment Advisory and Other Services--Independent Accountants" and "Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
April 29, 2002